Exhibit 10.9
Account No(s)
613951

Identity Card No./
Corporation Register.
Customer’s Name	Address and Area Code	No.	Telephone No.
Alma Lasers Ltd.	7 Haeshel Street P.O.B. 3021	51-283617-2	(972-4) 627-5357
Caesarea Industrial Park,
Caesarea, Israel 38900

To
Bank Hapoalim B.M.
Central Branch (600)
LETTER OF UNDERTAKING
MADE AND EXECUTED IN TEL-AVIV, ON THE 23RD DAY OF March, IN THE YEAR 2006

WHEREAS	Alma Lasers Ltd. (“the Borrower”) has represented to Bank Hapoalim B.M. (“the Bank”) that it is intending to pay a cash dividend and redeem a certain number of ordinary of the Borrower held by the current shareholders of the Borrower (the “Shareholders”) in return for a total sum of US$35,000,000.- to be provided to the Shareholders by the Borrower from funds made available to the Borrower as set forth below:
•	a US$20,000,000.- credit facility provided to the Borrower and regarded as Senior Debt of the Borrower (the “Senior Debt”);

•	a US$14,998,037.- worth of subordinated notes and ordinary shares (or the equivalent) of the Borrower or of Aesthetic Acquisition, B.V. (“Buyer”) (collectively — the “Subordinated Notes”), ranking junior in right of payment to the Senior Debt of the Borrower, to be purchased from the Borrower or Buyer by certain funds managed by TA Associates, Inc. (collectively — “TA”).

AND WHEREAS	The Buyer represented to the Bank that it is intending to purchase directly from the Shareholders US$55,000,478.- worth of Series A-l preferred shares (convertible into ordinary shares) of the Borrower (the “Shares”) and initially representing 62.92% interest in the equity of the Borrower on a fully-diluted basis (i.e. after the purchase of the Shares mentioned above).

AND WHEREAS	The Borrower further represented to the Bank that a contingent payment of up to US$17,000,000.- (“Contingent Payment”) is to be payable to the Shareholders and/or certain option holders based on — and subject to — certain 2006 financial performance targets, in the manner set forth below:-
•	up to US$10,000,000.- payable by the Borrower to the Shareholders and/or certain option holders, in a method to be concluded amongst the Borrower and such holders and subject to the adherence — consequent to the payment of said sum — to the financial covenants detailed hereinafter.

•	after payment of the first US$10,000,000 of the Contingent Payment from the Borrower, up to US$7,000,000.- payable from TA’s resources to the Shareholders and/or certain option holders.

AND WHEREAS	Based upon the above representations with respect to the transaction contemplated amongst the Borrower, Buyer and the Shareholders (“the Transaction”), the Borrower has requested from the Bank to finance the Senior Debt by way of providing the Borrower, from time to time, with credit by means of a term loan (“the Term Loan”) denominated in U.S. Dollars and/or Euro and revolving credit (“the Revolving Credit Line”) denominated in U.S. Dollars (collectively hereinafter “Credit”, “the Credits” or “the Credit Facilities”) in the bank account of the Borrower, the details of which are specified above (hereinafter - “the Borrower Account”);

AND WHEREAS	The Bank has acceded to the above request of the Borrower and made its compliance with this request dependent, inter-alia, upon the Borrower signing this Letter of Undertaking.
ACCORDINGLY THE BORROWER HEREBY DECLARES AND COVENANTS AS FOLLOWS:
Request for Provision of Credit
1.	In order to induce the Bank to provide the Borrower with Credit, the Borrower has furnished the Bank with a request for the provision of a Term Loan in the form of Appendix “A-1” attached hereto as an integral part hereof and a request for the provision of a Revolving Credit Line in the form of Appendix “A-2” attached hereto as an integral part hereof.
Conditions Precedent to Provision of Credit
2.	The provision of the Credit, or any part thereof, to the Borrower by the Bank is subject, to all qualifications and conditions set forth in this Letter of Undertaking, and inter-alia, to the satisfaction of all the following conditions precedent to the reasonable satisfaction of the Bank:
a)	The submission to the Bank of:
(i)	a written confirmation in the text set out in Appendix “B-1” attached hereto as an integral part hereof, of name of trust company of Tulchinsky Stern Trust Company Ltd., as trustee for the Buyer (the “Trustee”) to the Bank, of the receipt of the sum of US$69,998,515.- (comprised of the purchase price of US$14,998,037.- against Subordinated Notes and the purchase price of US$55,000,478.- against Shares) in a bank account opened for this purpose by the Trustee in the Bank, together with irrevocable instructions, in the text set out in Appendix “B-1” of the Trustee to the Bank with respect to the distribution of said sum to, as the case may be, the Shareholders (who will confirm in writing receipt of said sums) and/or the Borrower (through Borrower Account); and

(ii)	irrevocable instructions in the text set out in Appendix “B-2” attached hereto as an integral part hereof, of the Borrower to the Bank, to pay the sums transferred to Borrower Account under (i) above, together with the sums of the Credited Facilities, out of Borrower Account to the Shareholders.
b)	The submission to the Bank of a copy (certified to be true) of all documentation and agreements in respect of the Transaction, including in respect of the Shares and the Subordinated Notes (the text of the documentation with respect to the Subordinated Notes being to the Bank’s reasonable satisfaction) and any and all other documentation and agreements relating to the redemption of the Shares and the finance thereof.

c)	The submission to the Bank of all applicable legal opinions to be prepared by legal counsels acceptable to our Bank, covering all legal issues which our Bank may customarily require and as to which such legal counsel customarily opines.

d)	The submission to the Bank of the collateral as per Paragraph 9 hereof, with respect to any and all outstanding amount of credit granted and to be granted to the Borrower under the Credit Facilities (the “Outstanding Debt”).

e)	The submission to our Bank of the Borrower’s minutes, regarding the obtaining of credit from the Bank under the terms hereunder.

f)	There being no legal (inc. regulatory) impediment whatsoever in the opinion of the Bank, to the Bank’s performance of its obligations hereunder.
Interest, Additional Interest, Default Interest and Levies
3.	(a)	Any Credit allocated to Borrower in the framework of this Letter of Undertaking shall carry interest at the rate set out in the Borrower’s request for provision of such Credit which the Bank has complied with.

	(b)	The Borrower undertakes to pay to the Bank from time to time additional amounts (hereinafter — “additional interest”) which in the opinion of the Bank will compensate the Bank for any increased cost of the Credit incurred by the Bank. -
(1)	Arising from any obligation under any law or agreement or otherwise effective after the date hereof, imposed on or incurred by the Bank, or from any demand made upon the Bank by the Bank of Israel and/or by any competent or other authority in Israel or abroad having jurisdiction over the Bank:
(aa)	To hold liquid assets to any degree or in any currencies in connection with the granting of the Credit and/or the continued funding of the Credit; and/or

(bb)	To pay and/or make provision for any payments whatsoever to the State Treasury and/or to the Bank of Israel and/or to any competent and/or other authority in connection with the granting of the Credit and/or the continued funding of the Credit; or
(2)	If as a result of any aforesaid obligation or demand the Bank is unable to obtain the rate of return on its overall capital which it would have been able to obtain if not for having complied with the request of the Borrower to provide the Borrower with the Credit.
(c)	In case of the occurrence the events specified in the table below, then any sum which the Borrower is obliged to pay the Bank pursuant to this Letter of Undertaking and/or pursuant to the Borrower’s request for provision of the Credit or in connection thereto, shall carry default interest at the rate specified in the table below, calculated on the total outstanding principal balance of credit granted and to be granted to the Borrower under the Credit Facilities from the due date of payment of that amount — or if there is no due date for the payment thereof — from the date of the Bank’s demand to pay same — until its actual payment in full (hereinafter — “Default Interest”):-

EVENT	RATE OF DEFAULT INTEREST
Sub-Paragraph 14 (j) and Paragraph 15:	4.5% (four point five per cent) in excess of the rate of interest applicable to the Credit

All other events under Paragraph 14 which have not been remedied by the end of the subsequent quarter:	2.5% (two point five per cent) in excess of the rate of interest applicable to the Credit

(d)	Default Interest shall be calculated by the Bank on the daily, weekly or other balances outstanding, as the Bank in its discretion shall decide, and shall be paid by the Borrower or capitalised at the end of each quarter, or any other period as the Bank shall decide in its sole discretion.
Fees and Commissions

4.	(a)	The Borrower shall pay the Bank the fees agreed in the Fee Letter between the Borrower and the Bank dated February 21, 2006.

	(b)	The Bank shall be entitled to debit the Borrower Account at the payment dates determined for any of the above fees and commissions (collectively — “Commissions”) with the amount of fee or commission if not paid on the date when due.
Place and Manner of Payment; Taxes

5.	(a)	All payments to be paid by the Borrower pursuant to this Letter of Undertaking shall be made to the Bank free of any taxes, deductions or charges and without set-off or counterclaim, in lawful and freely transferable currency denominated in the currency of the Credit and in funds available to the Bank at the branch where the Borrower received the Credit or at any place nominated by the Bank, provided that 30 (thirty) days prior written notice thereof shall have been given to Borrower by the Bank.

	(b)	If at any time, any applicable law, regulation or regulatory requirement of any governmental authority, monetary agency or central bank requires the Borrower or any financial institution through which payment is made, to make any deduction or withholding in respect of any payment owed to the Bank under or in connection with this Letter of Undertaking, the sum due from the Borrower in respect of such payment shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the Bank receives on the due date for such payment a net sum equal to the sum which it would have received had no such deduction or withholding been required to be made, and Borrower shall indemnify the Bank against any losses or costs actually incurred by it by reason of any failure to make any such deduction or withholding or by reason of any increased payment not being made on the due date for such payment. The Borrower shall promptly deliver to the Bank any receipts, certificates or other proof evidencing the amounts (if any) paid or payable in respect of any deduction or withholding as aforesaid.
Application of Payments

6.	(a)	Every sum, payment or credit of every kind whatsoever, which shall be paid to Bank by Borrower in connection with the Credit shall serve for repayment and/or to secure repayment of the Credit, interest, Additional Interest, Default Interest, Commissions and other payments, to be applied in the order of precedence to be determined by the Bank.

	(b)	Every sum and payment of every kind whatsoever, which shall be in the hands of the Bank as a result of realisation of any security which has or will have been given by Borrower or others on Borrower’s behalf, shall serve for repayment and/or to secure repayment of the Credit, interest, Additional Interest, Default Interest, Commissions and other payments, and be applied pro-rata to the amortization instalments of the Term Loan in direct order and against amounts outstanding under the Revolving Credit Line.
Representations and Warranties

7.	(a)	The Borrower is a company duly organised and validly existing under the laws of the state of Israel and has the power and authority to carry on and conduct its business as currently conducted and to own its property and other assets.

	(b)	The Borrower has the power to execute, deliver and perform its obligations under this Letter of Undertaking and to borrow the amount of the Credit; all necessary action has been taken to authorise the execution, delivery and performance of this Letter of Undertaking and all other documents to be executed and delivered by Borrower in connection with same or pursuant thereto.

	(c)	This Letter of Undertaking constitutes Borrower’s valid and legally binding obligations, enforceable in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws relating to or affecting creditors’ rights generally, and the effect of general principles of equity, whether applied by a court of law or equity.

	(d)	The execution and delivery of, the performance of Borrower’s obligations under, and the compliance with the provisions of this Letter of Undertaking by the Borrower, will not (i) contravene any existing applicable law, statute, rule or regulation or any judgement, decree or permit to which the Borrower is subject, (ii) conflict with, or result in any breach of, any of the terms of, or constitute a default under, any agreement or other instrument to which the Borrower is a party or subject or by which the Borrower or any of its property is bound, (iii) contravene or conflict with any provisions of the instruments constituting or defining Borrower’s constitution.

	(e)	No event has occurred and is continuing that constitutes, or that with the giving of notice or the lapse of time or both, would constitute an Event of Default specified in Paragraph 14 hereof or would constitute a default under any agreement or instrument evidencing any indebtedness in excess of $500,000 of the Borrower, and no such event will occur upon the provision of the Credit.

	(f)	No consent or approval of or notice to any creditor for borrowed money of the Borrower is required by the terms of any agreement or instrument evidencing any indebtedness of the Borrower, for the execution or delivery of, or the performance of the obligations under this Letter of Undertaking.

	(g)	There are no actions, proceedings or claims pending, or to Borrower’s knowledge threatened, the adverse determination of which might have a materially adverse effect on Borrower’s financial condition or materially impair Borrower’s ability to perform its obligations under or affect the validity or enforceability of this Letter of Undertaking.

	(h)	It is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of this Letter of Undertaking that it or any other instrument be notarised, filed, recorded, registered or enrolled in any court, public office or elsewhere in Israel (other than the filing of the Deed of Charge with the Israeli Registrar of Companies) or that any stamp, registration or similar tax or charge be paid in Israel on or in relation to this Letter of Undertaking and this Letter of Undertaking is in proper form for its enforcement in the courts of Israel.

	(i)	The choice of Israeli law to govern this Letter of Undertaking and its submission to the jurisdiction of the Israeli courts are valid and binding.

	(j)	Neither the Borrower nor any of its assets are entitled to immunity on the grounds of sovereignty or otherwise from any legal action or proceedings (which include, without limitation, suit, attachment before or after judgement, execution or other enforcement).

Prepayment

8.	(a)	Subject to sub-Paragraph 8(b) below, the Bank shall not be obliged to accept from the Borrower any payment whatsoever on account of instalments of the principal sum and/or interest and/or Additional Interest and/or Commissions prior to their due date, unless conditions precedent, which will be communicated to the Borrower by the Bank at its request, including payment of a prepayment fee at the rate to be determined by the Bank as being due to it, are satisfied.

	(b)	Notwithstanding the above, the Borrower shall have the right to make prepayment on account of any outstanding principal sum under the Term Loan on any Interest Payment Date, subject to the satisfaction of the following terms and conditions:-

		i)	Any prepayment ensuring the compliance of the Borrower with the financial covenants and undertakings of the Borrower herein and in adequate sums for such compliance, shall be permitted without the payment to the Bank of any prepayment fee or other similar penalty.

		ii)	Any other prepayment shall be permitted subject to the payment by the Borrower to the Bank of a commission to be calculated as 50% (fifty percent) of the Margin payable on any sums outstanding under the Term Loan (accounting for the scheduled amortization of the Term Loan) for the remaining duration of the Term Loan.

For the purposes of this Paragraph 8, the terms “Interest Payment Date” and “Margin” shall have the same meaning ascribed to them under the request for the provision of the Term Loan (Appendix “A-1”hereof).

Security

9.	As security for the due and punctual performance of all or any of Borrower’s undertakings hereunder or pursuant hereto, the bank shall be granted — no later than the date of first granting the Credit Facilities, a collateral by way of a duly registered first ranking floating charge, unlimited in amount, on all present and future assets of the Borrower in the form set out in Appendix “C”attached hereto as an integral part hereof (the “Deed of Charge”).

10.	[Deleted]

11.	[Deleted]

12.	It is hereby expressly stipulated that the Deed of Charge forms an integral part of this Letter of Undertaking and all the terms and conditions, declarations and obligations contained in the Deed Of Charge form an integral part of this Letter of Undertaking and are included herein. It is also hereby expressly stipulated that this Letter of Undertaking shall not operate so as to derogate from or alter the Deed Of Charge.

13.	All guarantees, charges and other securities given or which may be given to the Bank by the Borrower or by others on its behalf in order to secure the payment of the above sums or the performance Of its obligations pursuant to this Letter of Undertaking, shall be cumulative and independent of each other, shall not affect nor be affected by any other securities held by the Bank and shall serve as continuing or revolving security until such time as all of the above sums shall have been paid in full. The Bank. may realise the securities in accordance with the terms of the Deed of Charge.

Immediate Repayment

14.	Without derogating from the generality of this Letter of Undertaking, the Bank shall be entitled to demand the immediate payment of all the above sums in any one of the events, each an “Event of Default” enumerated below, in which case the Borrower undertakes to pay the Bank all the above sums, and the Bank shall be entitled to debit any of the Borrower’s accounts with any of the above sums and to take whatever steps it sees fit for the collection thereof and in particular to realise on Borrower’s account the securities by any means permitted by law. The Events of Default are as follows:-

(a)	If the Borrower commits a breach of or an “anticipatory breach” within the meaning of clause 17 of the Contracts (Remedies for Breach of Contract) Law, 5731-1970 of or fails to perform any of the terms and conditions herein contained or of any other obligation which Borrower has incurred or may incur towards the Bank in relation to any Credit granted or which may be granted pursuant to this Letter of Undertaking (including the Term Loan and the Revolving Credit Line) and does not cure such breach or failure within 10 Business Days of such event, or if it transpires that any declaration or representation made by the Borrower in relation to the granting of any Credit pursuant hereto is false or inaccurate.

(b)	If the Borrower is in breach of (i) any of the financial covenants set forth in Paragraph 33 below and does not remedy such breach in accordance with Section 8(b)(i) hereof or by the end of the subsequent quarter and/or (ii) any of its additional financial undertakings set forth in Paragraphs 34 and 35 below.

(c)	If the Borrower or any Subsidiary adopts a resolution to restructure, or any intention to do so, either as an absorbing, transferor or spin-off company or a voluntary winding up resolution or if an order for winding up or for freeze of proceedings is made against the Borrower or any Subsidiary or if Borrower’s or any Subsidiary’s name is struck out or is about to be struck out from any official register kept by law.

(d)	If a receiver is appointed over any substantial portion or all of Borrower’s or any Subsidiary’s assets, or if an order is made against the Borrower or any Subsidiary for receivership or an interim liquidator or special manager is appointed over the Borrower or any Subsidiary or any bankruptcy or insolvency proceeding is commenced with respect to the Borrower or any Subsidiary. Assets the value of which equals or exceeds $500,000 shall be deemed “substantial portion” of Borrower’s or any Subsidiary’s assets for the purposes hereof.

(e)	If an attachment or similar process of execution is levied against any substantial portion of Borrower’s or any Subsidiary’s assets or against any substantial portion of the collaterals given by the Borrower or on its behalf to the Bank. Assets or collaterals the value of which equals or exceeds $500,000 shall be deemed “substantial portion” of Borrower’s or any Subsidiary’s assets or of collaterals given by Borrower for the purposes hereof.

(f)	If the Bank in its reasonable discretion considers that there is a change in ownership or control affecting Borrower’s constitution as against its constitution on the day of signature of this Letter of Undertaking.

(g)	If Borrower or any Subsidiary ceases to pay its debts generally or to conduct its business.

(h)	If work at Borrower’s or any Subsidiary’s business ceases or is substantially curtailed for two months or more.

(i)	If the Bank in its reasonable discretion considers that an occurrence has taken place which has — or is liable to have — a material adverse effect upon the Borrower’s financial ability to repay the outstanding amount of the Credit.

(j)	If the Borrower falls behind in the payment of any amount that the Borrower owes to the Bank under, pursuant to and/or in connection with this Letter of Undertaking, any appendices thereto or any application thereunder for more than 7 (seven) days.

(k)	If an “Event of Default” (as defined under that certain Subordinated Note Purchase Agreement executed amongst the Borrower and TA Subordinated Debt Fund, L.P. and TA Investors II, L.P. on 23 March, 2006 (the “Subordinated Note Purchase Agreement”) has occurred under the Subordinated Note Purchase Agreement or if Borrower or Noteholders identified therein have failed to comply with any of their obligations under Section 2.14 (“Obligations Subordinate to Senior Indebtedness”) thereof.

(l)	If the Borrower does not furnish the Bank with periodic financial statements, books of account and other authorities and materials in relation to the financial state of the Borrower, as provided in Paragraph 21 hereof, or if the Borrower is required so to do and it does not comply with any such requirement.

	(m)	If, in the reasonable discretion of the Bank and in its reasonable estimation, a material deterioration has occurred in the value of the collaterals given for securing the repayment of the Credit.

	(n)	If the Borrower or any subsidiary shall be required to make early repayment of the debts, which it owes to other creditors for borrowed money.

	(o)	If the Bank is unable to determine the rate of interest or is unable to refinance itself in the currency of the credit due to changes affecting any of the international money markets and/or the Bank is unable to determine the rate of interest for any reason and/or if in the reasonable opinion of the Bank the continued granting of the credit becomes unlawful.

15.	Special Condition — Repayment in case of Refunding

Without derogating from the generality of the provisions contained in this Letter of Undertaking, in case amounts paid to the Shareholders by Buyer under the Share Purchase and Redemption agreement dated as of February 15, 2006 (the “Share Purchase Agreement”) are reduced by more than US$4,000,000 (Four Million United States Dollars) (such surplus amount beyond the US$4,000,000 (but not including up to 65% (sixty five percent) of tax payments actually incurred directly in connection with the transactions contemplated by the Share Purchase Agreement from funds reserved for such tax payments under the Escrow Agreement (as defined below), and in any event no more than $2,500,000 (Two Million Five Hundred Thousand United States Dollars)) shall be hereinafter referred to as the “Extra Amount”) by way of refunding monies to Buyer under the Escrow Agreement dated March 23, 2006, between the Borrower, the Buyer, the Shareholders and Mellon Trust of New England. N.A. (the “Escrow Agreement”), then the Borrower shall forthwith use an amount equal to 50% (fifty percent) of the Extra Amount for prepayment of the total outstanding balance of any Credit (principal and interest) granted and to be granted to the Borrower under the Credit Facilities and the Credit Facilities shall be reduced accordingly.

Notwithstanding the above and in addition thereto, in case that the total amount refunded to TA as aforesaid exceeds the amount of US$13,500,000 (Thirteen Million Five Hundred United States Dollars), such event shall be deemed an Event of Default.

16.	If the Borrower does not repay any of the outstanding amount of the Credit on the expiration date of the Credit or upon the Credit becoming due for immediate repayment pursuant to Paragraphs 14 and 15 hereof (hereinafter: “the due date of payment”) then such sums shall, upon demand of the Bank, carry Default Interest from the due date of payment until their actual final payment.

Other Rights of the Bank

17.	(a)	The Bank shall have the right of possession, lien, set-off and charge over any amounts, assets and rights including securities, coins, gold, banknotes, documents in respect of goods, insurance policies, Bills, assignments of rights, deposits, collaterals and their countervalue, in the possession of or under the control of the Bank at any time for or on behalf of the Borrower, including such as have been delivered for collection, as security, for safe-keeping or otherwise. The Bank shall be entitled to retain said assets subject to the terms hereof (including, without limitation, that the Borrower may use deposits, goods and other charged items in the ordinary course of business and consistent with past practices) until payment in full of the outstanding amount of the Credit or, during the continuance of an Event of Default, to realise them by selling them and applying the countervalue thereof in whole or in part in payment of the outstanding amount of the Credit.

Upon the occurrence of and during the continuance of an Event of Default, in the event that sums capable of being applied to the outstanding amount of the Credit are deposited in a currency other than that of the outstanding amount of the Credit, if the Bank is in the process of applying deposits to the outstanding amount of the Credit, the Borrower hereby gives to the Bank in advance irrevocable instructions and authority to convert, in accordance with normal banking procedures for the conversion of currency, such sums into the currency of the outstanding amount of the Credit at a rate to be fixed by the Bank at which it can acquire same and to apply the proceeds, after deduction of any taxes, and reasonable charges or commissions, to the outstanding amount of the Credit.

	(b)	Without derogating from the Bank’s right of lien in accordance with sub-clause 17(a) above, the Bank may at any time, but shall not be obliged:

		(i)	Upon the occurrence and during the continuance of an Event of Default, to apply to any amounts owed by the Borrower on account of the Credit, any amounts owed to the Borrower by the Bank in any account in Israeli currency or in foreign currency or in any manner or for any reason.

		(ii)	Upon the occurrence and during the continuance of an Event of Default, to purchase for the Borrower’s account, any amount in foreign currency which may be required for payment of any of the outstanding amount of the Credit or to sell any foreign currency standing to the Borrower’s credit at the Bank and to apply the proceeds to the payment of any of the outstanding amount of the Credit.

		(iii)	Upon the occurrence and during the continuance of an Event of Default, to debit any of the Borrower’s accounts with any of the Credit. However, if the state of any account does not allow it to be debited by the Bank in order to effect final payment of any amount, the Bank may refrain from so doing, and if the Bank has acted accordingly, the Bank may reverse any such debit and treat any amount the debit of which was reversed as an unpaid amount on account of the Credit and accordingly to take whatever action it sees fit pursuant to the provisions hereof.

		(iv)	Upon the occurrence of and during the continuance of an Event of Default, the Bank may effect set-off without any prior notice. The Borrower hereby declares that it is aware of the fact that in such cases where the Bank may use its rights of set-off prior to the maturity of any deposit of the Borrower or any part thereof, the Borrower’s rights in connection with the relative deposit may be affected (for example in relating to interest rates, linkage differences, exchange differences, rights to bonuses or loans, tax exemptions or reductions and deductions at source, if according to the terms governing any such deposit the Borrower had such rights). The Borrower shall bear all the usual costs and charges resulting from making any such set-off.

	(c)	Any purchase or sale under sub-clause (b)(ii) above, shall be effected at the rate of exchange prevailing at the Bank, out of the amounts in Israeli currency or foreign currency, as the case may be, standing to the Borrower’s credit at the Bank, or which may be obtained by realising collaterals given or which may have been given by the Borrower to the Bank.

The terms “the rate of exchange prevailing at the Bank” shall mean, with respect to any purchase of foreign currency for the Borrower’s account, the rate for cheques and transfers at which the Bank at any relevant time generally sells to similarly situated customers in similar transactions the relevant foreign currency against Israeli currency, in addition to any conversion charge, tax, levy, compulsory payments or any other similar payments required to be made by law; and with respect to any sale of foreign currency from the Borrower’s account, the lowest rate for cheques and transfers at which the Bank at any relevant time generally purchases from similarly situated customers in similar transactions the relevant foreign currency against Israeli currency, after deducting any conversion charge, tax, levy, compulsory payments or any other similar payments required to be made by law.

18.	The Borrower hereby instructs and authorises the Bank to debit from time to time the Borrower Account with the amount required to pay the Credit, if not paid when due.

These instructions and authorisation do in no ways derogate from the Bank’s right to debit any other account of the Borrower as provided in Paragraph 17 hereof. If the state of any account of the Borrower does not allow it to be debited by the Bank in order to effect final payment of any amount on account of the above sums, the Bank may disregard Borrower’s instructions and authorisation and if the Bank has acted accordingly, the Bank may reverse any such debit and treat any amount the debit of which was reversed as an unpaid amount on account of the above sums and accordingly to take whatever action it sees fit pursuant to the provisions hereof.

19.	The Bank shall be entitled at any time to debit any of Borrower’s accounts (including such accounts held by the Borrower jointly and severally with other parties) with any sum due or which shall be due from the Borrower in any way and apply any sums received from or for the Borrower, to whichever account it may see fit and to pass any amount standing to Borrower’s credit to any other account, as it may see fit.

20.	(a)	The Borrower hereby confirms that the Bank’s books, accounts and entries shall be binding upon the Borrower, shall be deemed to be correct and shall be prima facie evidence against the Borrower in all their particulars, including all reference to the calculation of the above sums, the particulars of the bills, guarantees and other securities and any other matter related hereto.

	(b)	The Borrower hereby confirms receipt of the Bank’s notification that according to the Protection of Privacy Law, 5741-1981:

(i) All the particulars furnished or which may be furnished by the Borrower to the Bank may be used by the Bank in the normal course of its operations at its own discretion and consistent with reasonable banking practice;

(ii) All the particulars furnished or which may be furnished by the Borrower to the Bank shall be stored in keeping with the Bank’s requirements from time to time in data bases of the Bank and/or of suppliers to the Bank from time to time of computer and data processing and warehousing services, consistent with reasonable banking practice;

and the Borrower hereby confirms its agreement thereto.

Financial Statements

21.	(a)	The Borrower is aware that since it is obliged by law to prepare periodic financial statements, the furnishing of such financial statements to the Bank in accordance with the regulations for the supervision of banks and/or of the Bank of Israel and/or any provision of law is a condition precedent for the provision of Credit, and it undertakes to furnish same as aforesaid, in the form laid down by law or in accordance with generally accepted accounting principles and with such regularity as may be reasonably required of the Borrower by the Bank from time to time.

	(b)	From time to time, as required by the Bank, the Borrower shall allow a representative of the Bank to peruse during usual working hours and with advance notice (provided that during an Event of Default, no advance notice shall be required), all balances sheets, financial statements, books of account, card indexes, ledgers and other authorities and materials in relation to the state of Borrower’s financial condition.

Acceptance of Orders and Notices not Reduced to Writing

22.	The Bank shall be entitled, in its sole discretion, to accept or refuse any orders or notices given verbally, by telephone or by any other mode which is not reduced to clear and legible writing. In the event that the Bank agrees to act on Borrower’s instructions or request not being an instruction in writing in the usual way, the Borrower accepts all responsibility for any mistake, misunderstanding or discrepancy and for any damage, loss or breach which may be caused as a result of such instructions being so given, unless such damage, loss or breach is caused by the Bank’s gross negligence or wilful misconduct.

Right of Assignment; Administration of the Credit

23.	(a)	The Bank may at any time, at its own discretion and without the consent of the Borrower being required, transfer its rights arising from this Letter of Undertaking, and/or its rights arising from the securities given or to be given to the Bank for the fulfilment of the obligations of the Borrower pursuant to this Letter of Undertaking, (the “Rights”) to any banking or other financial institution, whether in Israel or abroad (a “Transferee”), provided however that such Transferee shall not subject the Borrower to any increased costs, indemnification amounts or taxes, including any withholding taxes, and further subject to the provisions of this clause 23 hereunder.

For the purposes hereof, the term “transfer” shall mean the sale and/or assignment of the Rights, in whole or in part, effected either directly or through a special purpose company (“SPV”) or by way of sale of participation in the Rights and/or in any other way the Bank deems fit. Such transfer may be effected to one or to any number of Transferees, either simultaneously or from time to time.

	(b)	The Bank may, at any time, disclose information with respect to a transfer to any person and/or corporation, whether in Israel or abroad, to whom the Rights may be transferred and with whom negotiations are taking place or may take place for such purpose or to any person and/or corporation who may propose entering into contractual relations with the Bank in relation to the Loan or any part thereof (a “Potential Transferee”). The Bank may also disclose information to consultants engaged on its own behalf and/or on behalf of any Potential Transferee, as well as to credit rating agencies for the purpose of rating the Rights. Such disclosure of information may be effected only upon the Bank receiving a confidentiality letter from the Potential Transferee, consultants and/or credit rating agencies, as the case may be, in form acceptable to the Bank and which inures also to the benefit of the Borrower.

For the purposes hereof, the term “information” shall mean any information that is currently, or may in the future be, in the possession of the Bank, including information received by the Bank from the Borrower, which in the discretion of the Bank should be disclosed for the purpose of the transfer, including, but not limited to, information on Loan and any other banking services provided and/or to be provided to the Borrower under this Letter of Undertaking, information on the securities given or to be given to the Bank for the fulfillment of the obligations of the Borrower pursuant to this Letter of Undertaking and information on the Borrower.

	(c)	The Borrower will take any action that will be reasonably required by the Bank, including in particular, the transfer or assignment of any of the collateral, in order to ensure that such transfer shall be fully effectual and binding, all at no cost to the Borrower.

	(d)	The Borrower agrees that it may not assign or transfer any of its rights or obligations in relation to any Credit given or which may be given pursuant to this Letter of Undertaking, without the prior written consent of the Bank.

24.	The Bank may administer the Credit or any part thereof by booking same with any of its branches, whether in Israel or abroad. The Bank may at any time and from time to time at its own discretion and without any consent being required from the Borrower (but with advance notice to the Borrower), transfer the administration of the Credit or any part thereof from one branch of the Bank to another, whether in Israel or abroad.

Deposit of Collaterals

25.	The Bank may deposit all or any of the collaterals given or which may be given in relation to the Credit and/or pursuant hereto with a bailee of its own choosing, at its discretion and at Borrower’s reasonable expense, and may substitute such bailee with another from time to time. The Bank may register all or any of the collaterals with any competent authority in accordance with any law and/or in any public register.

The Customer’s Duty to Notify

26.	(a)	The Borrower hereby undertakes to notify the Bank in writing of any contention or objection it may have, if any, in connection with any statement, extract of any account, confirmation or notice received from the bank including information received through any automatic terminal facility. If Borrower does not protest or object within 60 days of the date of dispatch thereof, the Bank may consider the Borrower as having acknowledged same as correct.

	(b)	Without derogating from the other provisions of this Letter of Undertaking, any waiver, extension, concession, acquiescence or failure to act (hereinafter: “waiver”) on the Bank’s part as to the non-performance, partial performance or incorrect performance of any of the Borrower’s obligations pursuant to this Letter of Undertaking, such waiver shall not be treated as a general waiver on the part of the Bank or any rights, but as a limited consent given in respect of the specific instance. Any waiver granted by the Bank to any party to any Bill held by the Bank shall in no way affect any of the Borrower’s obligations thereunder.

27.	The Borrower hereby undertakes to notify the Bank immediately.

	(a)	Of any claim of right to any security given or which may be given to the Bank pursuant hereto and/or of any execution or injunction proceedings or other steps taken to attach, preserve or realise any such security.

	(b)	Of the occurrence of any Event of Default.

	(c)	Of any change of address.

	(d)	Of any application for winding-up of Borrower’s affairs which is filed against the Borrower or by the Borrower as well as the adoption by the Borrower of a resolution for voluntary winding-up and/or merger and/or stay of proceedings.

	(e)	Of any application to have the Borrower declared bankrupt or to appoint a receiver over the Borrower’s property or any part thereof.

Expenses

28.	All of the reasonable expenses (as detailed in the bank’s scale of charges) incurred by the Bank in preparing this Letter of Undertaking and all and any expenses involved in the enforcement thereof or in the realisation of the securities for the enforcement thereof (including fees of the Bank’s advocates), shall be paid by the Borrower to the Bank within 10 business days of the Bank’s first demand, together with interest at the applicable rate as set forth in the relevant application for provision of credit from the date which is 7 business days after demand was made until payment in full, and until payment in full the aforesaid expenses together with the interest thereon, shall be secured by the securities mentioned in Paragraph 9 hereof. Moreover, the Bank may debit any account of the Borrower with the aforesaid expenses together with interest thereon, if not paid when due.

Interpretation

29.	In this Letter of Undertaking — (a) the singular includes the plural and vice versa; (b) the masculine gender includes the feminine gender and vice versa; (c) “ Bank” means “Bank Hapoalim B.M.” and any of its branches or offices existing on the date hereof and/or to be subsequently opened, wherever they may be, its assigns, successors, or attorneys in fact; (d) “Bills” means: promissory notes, bills of exchange, cheques, undertakings, guarantees, collaterals, assignments, bills of lading, deposit notes and any other negotiable instruments; (e) “Subsidiary” means, with respect to the Borrower, as of the date of execution of this Letter of Undertaking, Alma Lasers, Inc., and any time thereafter, a corporation, partnership, limited liability company, or other entity in which the Borrower directly or indirectly owns or controls the shares of stock having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity (f) the recitals hereto form an integral part hereof; (g) the term

“Bank’s books” shall be construed so as to include any book, record, statement of account, any copy of any statement of account, loan agreement, deed of undertaking, customers’ bill, card index, page, film, any means of storage and retrieval of data for purposes of electronic computers and any other means of storage and retrieval of data; (h) the term “entries” shall be construed so as to include any entry or copy of any entry, irrespective of whether entered or copied by hand or by typewriter or entered or copied by printing, duplication, photocopying (including microfilm or microfiche) or by any mechanical, electrical or electronic means or by any means of electronic computer recording or by any other means whatsoever of recording or representation of words or numbers or other signs or symbols generally employed by banks.

Notices

30.	The Bank or Borrower may give any notice pursuant hereto by sending same to the other party hereto in writing. Any notice sent by the by ordinary or registered mail according to the address set forth below:
If to the Borrower:
Alma Lasers Ltd.
7 Haeshel Street P.O.B 3021
Caesarea Industrial Park
Caesarea, Israel 38900
Facsimile: 972-4-627-5368
Attention: Chief Executive Officer
With a copy to:
TA Associates, Inc.
High Street Tower, Suite 2500
125 High Street
Boston, MA 02110
Attention: Mr. Ajit Nedungadi
Fax:
If to the Bank:
Bank Hapoalim, B.M.
Head Office
Corporate Banking Division
23 Menachem Begin Rd.
Tel-Aviv 66183, Israel
Attention: Mr. Hannan Nuphar
Fax: (972-3) 567 4688

or to such other address in Israel as shall be identified to the other party hereto in writing, shall be deemed to be received within 3 days of the date of dispatch of the letter containing the notice. A certificate in writing signed by a responsible officer of the sending party shall be conclusive as to the date of dispatch of any such notice. Any notice given by any other method shall be deemed to have been received by it at the time it is given or made public.

Governing Law and Place of Jurisdiction

31.	(a)	This Letter of Undertaking shall be construed in accordance with the laws of the State of Israel.

	(b)	For the purposes hereof, the exclusive place of jurisdiction shall be the competent court of law in Israel situated in the city nearest to the place of signature of the Letter of Undertaking or in one of the following cities: Jerusalem, Tel Aviv — Jaffa, Haifa, Beersheva or Nazareth.

Currency Indemnity
32.	The Borrower agrees to indemnify the Bank against any loss incurred by the Bank as a result of any judgement or order being given or made for the payment of any of the outstanding amount of the Credit and such judgement or order being expressed in a currency other than the currency in which any such sum is payable and as a result of any variation having occurred in the rates of exchange between the date on which any such sum becomes due pursuant hereto and the date of actual payment thereof. The foregoing indemnity shall constitute a separate and independent obligation of the Borrower and shall apply irrespective of any indulgence granted to the Borrower from time to time and shall continue in full force and effect notwithstanding any such judgement or order.
Special Conditions
33.	Special Condition — Financial Covenants
As long as there is any outstanding balance of credit (principal and interest) under the Facilities, the Borrower shall maintain the following financial covenants applicable to the Facilities:
1.	(a) The EBITDA of the Borrower for 2006 shall not decrease below US$11,500,000.

(b) The EBITDA of the Borrower for 2007 shall not decrease below US$13,000,000.

(c) The EBITDA of the Borrower for 2008 shall not decrease below US$14,500,000.

(d) The EBITDA of the Borrower for 2009 shall not decrease below US$16,000,000.

2.	(a) The ratio of then Outstanding Debt (i.e. the outstanding amount of the Term Loan and the then outstanding commitment under the Revolving Credit Line) to EBITDA of the Borrower by the end of 2005 until September 30, 2006 shall not exceed 1.75.

(b) The ratio of then Outstanding Debt to EBITDA of the Borrower by the end of 2006 until September 30, 2007 shall not exceed 1.5.

(c) The ratio of then Outstanding Debt to EBITDA of the Borrower by the end of 2007 until September 30, 2008 shall not exceed 1.

(d) The ratio of then Outstanding Debt to EBITDA of the Borrower by the end of 2008 until September 30, 2009 shall not exceed 0.67.

For the purposes hereof, “EBITDA” shall not include expenses against the allocation by the Borrower of sums to employee stock option pool, amortization of intangible assets, transaction expenses and non-cash expenses (such non-cash expenses to be agreed by the Bank).
The above financial covenants shall be calculated by the Bank according to the following periodic financial statements to be furnished to the Bank by the Borrower as per sub-Paragraph 21(a) above :
(a)	annual audited consolidated financial statements of the Borrower to be furnished by the Borrower to the Bank not later than April 30th of the consecutive calendar year;

(b)	quarterly un-audited consolidated reviewed financial statements of the Borrower to be furnished by the Borrower to the Bank not later than 60 days from the end of the each calendar quarter.
34.	Special Condition — Maintenance of Deposit

As long as there is outstanding balance of Credit (principal and interest) under the Facilities, or any part thereof, the Borrower undertakes to be maintained in the Borrower Account and presented in the balance sheet of the Borrower a cash balance totalling at all times no less than US$3,000,000 (Three Million United States Dollars).
35.	Special Condition — Additional Financial Undertakings
a)	Any future obligation, commitment and/or payment of the Borrower of any sum to any of its Shareholders and/or future shareholders or affiliates (including payment of dividends, but excluding the payment of current interest on the Subordinated Notes absent an event of default under the Senior Debt) shall be made only subject to prior written consent of the Bank and only to the extent that such obligation, commitment and/or payment of the Borrower is in compliance with the financial and other covenants and undertakings of the Borrower herein.

b)	Subject to sub-Paragraph 35(a) above, the Borrower shall not make any future obligation, commitment and/or payment, other than at the ordinary course of business, of any sum exceeding the aggregate annual sum of US$5,000,000 (Five Million United States Dollars) to any third party, without the prior written consent of the Bank.

c)	Notwithstanding the above, the Contingent Payment is permitted subject to the compliance with the financial and other covenants and undertakings of the Borrower herein.
36.	Special Condition — Additional sums under Revolving Credit Line

Subject to the full and punctual compliance of the Borrower with any and all financial and other covenants set forth in this Letter of Undertaking and in the appendices thereto, and further subject to the terms below, at the end of each of the first, second and third anniversary of advancing the Term Loan, the Bank shall, upon the Borrower’s request and upon execution of the Borrower of any documents required by the Bank for this purpose, to Bank’s full satisfaction, be willing to increase the sums extended to the Borrower under the Revolving Credit Line until 31.12.2009 in an additional amount totaling up to US$5,000,000. (Five Million United States Dollars), in the following manner:
-	At the beginning of 2007 (based on 2006 performance, i.e. full compliance with financial and other covenants at the end 2006) — up to US$2,000,000.

-	At the beginning of 2008 (based on 2007 performance, i.e. full compliance with financial and other covenants at the end 2007) — up to additional US$2,000,000.

-	At the beginning of 2009 (based on 2008 performance, i.e. full compliance with financial and other covenants at the end 2008) — up to additional US$1,000,000.
Compliance with the financial and other covenants mentioned in this Paragraph 36, shall be examined by the Bank according to annual audited consolidated financial statements of the Borrower to be furnished to the Bank by the Borrower as per sub-Paragraph 21 (a) above.
No Representations on behalf of Bank
37.	Any representations in this Letter of Undertaking are made on Borrower’s behalf and at its full responsibility and the Bank shall not be liable for the accuracy and/or completeness of any such representations made herein.
AND IN WITNESS WHEREOF WE HAVE SIGNED

[ ILLEGIBLE ]

Alma Lasers Ltd.

Acknowledgement
I, the undersigned CRAIG RUBIN, Adv., regis. no. 20303, legal counsel for Alma Lasers Ltd., co. no. 51-283617-2 (the “Company”), hereby certify that:
a)	The Company caused the above document to be executed on its behalf by its authorized signatory/ies, Mr. Yaron Sucher, i.d. no. 22606875 pursuant to and in accordance with the resolutions of the board of directors of the Company;
b)	said resolutions were passed duly, lawfully and in accordance with the constituting documents of the Company;
c)	the above signatures bind the Company, and the above document has beendulvexecuted.

March 23 2006	CRAIG RUBIN	[ILLEGIBLE]

Date	Signature	Stamp

Appendix “A-1”
Account No(s)
613951

I.D. Card No./
Customer’s Name	Address and Area Code	Telephone No.	Corp. Reg. No.
Alma Lasers Ltd.	7 Haeshel Street P.O.B. 3021 Caesarea Industrial Park, Caesarea, Israel 38900	(972-4) 627-5357	51-283617-2
To
Bank Hapoalim B.M.
Central Branch (600)
Dear Sirs,
Re:     Application for Provision of Credit —
Letter of Undertaking dated the 23rdday of March, 2006 of Alma Lasers Ltd. (the “Company”) (the “Letter of Undertaking”).
The Company hereby requests that Bank Hapoalim, B.M. (hereinafter: “the Bank” or “you”) provide the Company in its account with the Bank No. 613951, (hereinafter: “the Account”) with a Credit Facility in US$ (hereinafter: “the currency of the Credit”) in the amount of $15,000,000 (Fifteen Million United States Dollars) (hereinafter: “the Credit”).
The provision of the Credit to the Account shall be treated by the Company as your agreement for the granting of the Credit in accordance with the terms and provisions set forth in the abovementioned Letter of Undertaking and the special conditions set forth below.
1.	Commencement Date of the Credit Facility:

The Credit shall be made available on the date of the Company’s execution of this Application.

2.	The Completion Date of the Credit Facility:

The Credit shall be fully repaid and terminated 36 (thirty six) months from the date of the Company’s execution of this Application (the “Date of Provision of the Credit”).

3.	Repayment of the Credit Principal

The Credit principal will be repaid in the currency of the credit in 6 (six) consecutive equal semiannual instalments, commencing on the date of the Company’s execution of this Application and ending on March 23, 2009.

4.	Interest
4.1	The Company shall pay interest to the Bank as calculated by the Bank on the balance of the principal amount of the Credit outstanding from time to time as of the Date of Provision of the Credit at a rate (hereinafter called — the “Interest Rate”) which shall be 3.25% (three point twenty five percent) per annum (hereinafter: the “Margin”) in excess of the LIBOR (as defined below).

For the purpose of determining the Interest Rate from time to time applicable to the Credit the following definitions and provisions shall apply:

“LIBOR (“London Interbank Offered Rate”) means the highest rate of interest (rounded upwards to me nearest 1/8 of one percent) determined on the Determination Date (as defined below) in the London Interbank Market for the currency corresponding to the respective currency of the Credit and for periods corresponding to the respective Interest Period (as defined below) published by the British Bankers Association on or about 11.00 a.m. (London Time) according to the quotation which appears on the Reuters Monitor Money Rate Service at such date.

“Determination Date” means, with reference to any Interest Period (as defined below), two Business Days preceding the commencement of the respective Interest Period (as defined below).

4.2.	Interest Periods

The Interest Rate in respect of the Credit shall be determined by the Bank every six months on the Determination Date for the next Interest Period by reference to the respective London Interbank Offered Rate of Interest applied by the Bank to the respective period, and the amount of interest shall be calculated on the balance of the Credit from time to time outstanding during such period. (Each such period hereinafter called an “Interest Period”).

4.3	Interest Payment Dates

Interest (but not including Default Interest) shall be paid by the Company to the Bank in the currency of the Credit for each Interest Period, such Interest to accrue on each six-month instalment from the commencement of the then current Interest Period up to the date on which payment of such instalment is due (each such date being hereinafter called a “Interest Payment Date”), on the respective Interest Payment Date.

4.4	The interest shall be computed on the basis of the actual number of calendar days elapsed divided by 360.
5.	If any payment due by the Company hereunder following the provision of the Credit falls due on a day which is not a Business Day (as defined below) such payment shall be made on the next day which is a Business Day (as defined below) unless it would thereby be made in the next calendar month, in which case such payment will be made on the immediately preceding Business Day (as defined below).

6.	Where any instalment on account of the Credit falls due in a calendar month in which any Interest Period ends, the due date of said instalment shall, if necessary, be deferred to the last day of said Interest Period so as to ensure that the due date of payment on account of the Credit and the due date for payment of interest in any such case are one and the same.

7.	For the purposes hereof “Business Day” means a day on which banks in Tel Aviv, London and the country in which the currency of the Credit is legal tender are open to the public and on which transactions in the currency of the Credit may be effected.

8.	The headings are only indicative and are not to be used in construing this Application for Provision of Credit.

9.	The provisions herein contained are in addition to those contained in the above Letter of Undertaking, but in case of conflict between them, provisions herein contained shall prevail.

IN WITNESS WHEREOF I HAVE SIGNED:

Alma Lasers Ltd.

By:	/s/ Yaron Suher

Yaron Suher

2

Appendix “A-2”
Account No(s)
613951

			ID. Card No./
Customer’s Name	Address and Area Code	Telephone No.	Corp. Reg. No.
Alma Lasers Ltd.	7 Haeshel Street P.O.B. 3021 Caesarea Industrial Park, Caesarea, Israel 38900	(972-4) 627-5357	613951
To
Bank Hapoalim B.M.
Central Branch
Dear Sirs,
Re:   Application for Revolving Credit -
Letter of Undertaking dated the 23rd day of March, 2006 of Alma Lasers Ltd. (the “Company”) (the “Letter of Undertaking”).
The Company hereby requests that Bank Hapoalim, B.M. (hereinafter: “the Bank” or “you”) provide the Company in the Company’s foreign currency account with you No. 613951, with a revolving credit facility (hereinafter: “the Revolving Credit Line”) in U.S. Dollars currency (hereinafter: “the Currency of the Revolving Credit”) in the aggregate principal amount of up to $5,000,000.- (Five Million U.S. Dollars) (hereinafter: “the Amount of the Revolving Credit Line”).
In order to indues the Bank to provide the Company, from time to time, with credit under the Revolving Credit Line (hereinafter each such drawing: “an Advance”) the Company shall submit to the Bank a Notice of Drawdown in the form attached herewith as an integral part hereof and marked “Schedule A” (hereinafter: “Notice of Drawdown”), which Notice of Drawdown shall be irrevocable and receipt of which shall oblige the Company to borrow the amount therein requested upon the terms and subject to the conditions contained herein on the date which is the later of (a) the date proposed in such Notice of Drawdown as the drawdown date for such Advance and (b) the date which is 3 (three) Business Days after the date of receipt by the Bank of such Notice of Drawdown.
An Advance will be made to the Company by the Bank if:
(a)	the proposed amount of such Advance is not less than $250,000.- (Two Hundred and Fifty Thousand U.S. Dollars), and

(b)	the proposed amount of such Advance, together with all outstanding advances under the Revolving Credit Line at the date of making such Advance, is less than or equal to the Amount of the Revolving Credit Line; and

(c)	the proposed final repayment date of such Advance is no earlier than 3 (three) calendar months from the date of making such Advance and no later than the Completion Date of the Revolving Credit Line (as defined below). ‘

1.	Commencement Date of the Revolving Credit Line:

The Revolving Credit Line shall be made available on the date of the Company’s execution of this Application.

2.	The Completion Date of the Revolving Credit Line:

The Revolving Credit Line shall be fully repaid and terminated 48 (forty eight) months from the date of the Company’s execution of this Application.

3.	Interest

3.1.	Interest Rate

Any Advance up to the Amount of the Revolving Credit Line shall bear variable interest as calculated by the Bank as from the commencement date of the Revolving Credit Line at the rate of 3.25% (three point twenty five percent) per annum in excess of the LIBOR Wholesale Rate of Interest (as hereinafter defined) applicable for the relevant update period set out in each respective Notice of Drawdown (hereinafter: “Interest”).

For the purpose of this Application LIBOR (“London Interbank Offered Rate”) — means the highest rate of interest (rounded upwards to the nearest 1/8 of one percent) determined on the Determination Date (as defined below) in the London Interbank Market for the currency corresponding to the respective currency of the Credit and for periods corresponding to the respective Interest Period (as defined below) published by the British Bankers Association on or about 11.00 a.m. (London Time) according to the quotation which appears on the Reuters Monitor Money Rate Service at such date.

“Determination Date” means, with reference to any Interest Period (as defined below), two Business Days preceding the commencement of the respective Interest Period (as defined below).

3.2.	Interest Payment Dates

The Interest will be paid by the Company to the Bank in the currency of the Revolving Credit Line on payment dates per each respective Notice of Drawdown.

4.	Revolving Credit Fee

4.1	In respect of the allocation of the Revolving Credit Line I will pay the bank a Revolving Credit fee at the rate of 1% (one percent) per annum (hereinafter: “the Revolving Credit Fee”) calculated on any undrawn amount under the Revolving Credit Line.

4.2	The Revolving Credit Fee will be paid quarterly in arrears on the first day of the following calendar quarter (i.e. on April 1st, July 1st, October 1st, January 1st) or on the nearest Business Day (as defined below) to such date.

4.3	The Revolving Credit Fee will be calculated as follows: the undrawn amount under the Revolving Credit Line multiplied by the rate of the Revolving Credit Fee multiplied by the actual number of days in which the said amount has been undrawn divided by 365.

5.	Payment on a day not being a Business Day
If any payment due by the Company hereunder following the provision of the Revolving Credit Line falls due on a day which is not a Business Day, such payment shall be made on the next day which is a Business Day unless it would thereby be made in the next calendar month, in which case such payment will be made on the immediately preceding Business Day.
6.	Interpretation

6.1	In this letter:

The term “Business Day” — means a day on which banks in Tel-Aviv, London and the country in which the currency of the Revolving Credit is legal tender are open to the public and on which the Bank’s branches in Israel — or most of them — are open for business to the public.

2

6.2	The headings are only indicative and are not to be used in construing this Application.

6.3	The provisions herein contained are in addition to those contained in the abovementioned Letter of Undertaking, but in case of conflict between them, the provisions herein contained shall prevail.
IN WITNESS WHEREOF I HAVE SIGNED:

[ILLEGIBLE] ALMA [STAMP]

3

Appendix “C”
DEBENTURE
Made and executed this 23RD day of March 2006

WHEREAS	the undersigned Alma Lasers Ltd. (hereinafter:- “the Pledgor”) whose address is 7 Haeshel Street P.O.B 3021, Caesarea Industrial Park, Caesarea, Israel 38900, has received and intends to receive, from time to time, from Bank Hapoalim B.M. (hereinafter: “the Bank”) credits, various loans, overdrafts in current account, in revolving debitory account or in any other account, granting of time and various banking facilities and various other banking services, including in connection with that certain Letter of Undertaking dated the date hereof by and among the Pledgor and the Bank (the “Letter of Undertaking”); capitalized terms used herein but not herein defined shall have the meaning ascribed thereto in the Letter of Undertaking (hereinafter, jointly and severally — “the Banking Services”), on such conditions as have been and/or may be agreed in writing from time to time with respect to each such Banking Service, and

THEREFORE,	it has been agreed that the Pledgor shall secure the repayment of the various amounts of money which the Pledgor may owe and/or may be liable to the Bank in connection with the granting or use of the Banking Services, all in accordance with the terms hereinafter contained.
NATURE OF THE DEBENTURE
1.	This Debenture has been made to secure the full and punctual payment of all the sums due and to become due to the Bank from the Pledgor in connection with the granting of the Banking Services to the Pledgor by the Bank and/or in connection with other liabilities not being Banking Services or in any other manner, whether the Pledgor has incurred or will incur liability with respect thereto after the date hereof, as obligor and/or as guarantor and/or as endorser, now due or becoming due in the future, which are payable prior to the realisation of the collateral security to which this Debenture is applicable or subsequent thereto, whether due absolutely or contingently, directly or indirectly, unlimited in amount, together with interest, commissions, charges, fees and expenses of whatever nature, including costs of realising the collateral security, out of pocket lawyers fees, insurance, stamp duty and any other costs and expenses arising from the enforcement of this Debenture and together with any costs or expenses incurred by the Bank as a result of prepayment of a LIBOR loan contract (all the foregoing sums being jointly and severally hereinafter referred to as “the Secured Sums”).
THE CHARGE
2.	As collateral security for the full and punctual payment of all of the Secured Sums, the Pledgor hereby charges to the Bank and its successors by way of a first ranking floating charge the assets and the proceeds derived therefrom as set out below (hereinafter “the Assets Subject to the Floating Charge”).
(a)	All the assets, monies, deposits, inventory, receivables, property and rights of any kind whatsoever, whether now or hereafter at any time in the future owned by or in the possession of the Pledgor in any manner or way whatsoever;

(b)	All the current assets, without exception, now or hereafter at any time in the future owned by or in the possession of the Pledgor in any manner or way whatsoever, the expression “current assets” meaning all the assets, monies, deposits, inventory, receivables, property and rights of any kind with the exception of land, buildings and fixtures;

(c)	All the fixed assets now or hereafter at any time in the future owned by or in possession of the Pledgor in any manner or way whatsoever, the expression “fixed assets” to include, inter alia, land, buildings and fixtures;

(d)	All the securities and other documents or instruments owned by the Pledgor and/or which the Pledgor is entitled to give instructions to sell, now and at any time in the future held by the Bank and/or by others in favour of the Bank and/or any rights in respect thereof;

(e)	All rights in land and/or all contractual rights under agreements between the Pledgor and the Israel Lands Administration and/or the Israel Development Authority and/or the Jewish National Fund (Keren Kayemeth Le-Israel) and/or any other parties, now and hereafter existing at any time.

(f)	All intellectual property rights now or hereafter at any time in the future owned by the Pledgor or which the Pledgor in entitled to in any manner or way whatsoever.
3.	As further collateral security for the full and punctual payment of all of the Secured Sums, the Pledgor hereby pledges and charges to the Bank and its successors by way of a first ranking fixed pledge and charge any amounts due in respect of the uncalled and/or called but unpaid issued share capital of the Pledgor and its goodwill, as presently and in the future at any time existing (hereinafter, collectively — “the Charged Assets”).

4.	As further collateral security for the full and punctual payment of all the Secured Sums, the Pledgor hereby pledges and charges to the Bank all such securities, documents and instruments, Bills drawn or made by others, which the Pledgor has delivered or may deliver to the Bank from time to time whether for collection, safekeeping or otherwise (hereinafter “the Charged Documents”), and upon the delivery thereof shall be and be deemed pledged and charged to the Bank by way of a first ranking fixed pledge and charge according to the terms of this Debenture the provisions of which, mutatis mutandis, shall apply to the charge and pledge thereof. The Bank shall be exempt from taking any action whatsoever in connection with the Charged Documents and shall not be liable for any loss or damage which may be caused in connection therewith and the Pledgor undertakes to indemnify the Bank in any event that the Bank is sued for any such loss of damage by others, unless such loss or damage is caused by the gross negligence or wilful misconduct of the Bank.

The Pledgor hereby waives in advance any defence based on prescription in relation to the Charged Documents.

5.	The Assets Subject to a Floating Charge, the Charged Assets and the Charged Documents shall be hereinafter called “the Charged Property”.

The pledge and charge created by operation of this Debenture shall apply to all and any rights to compensation or indemnity which may accrue to the Pledgor by reason of the loss of, damage to or appropriation of the Charged Property.
DECLARATIONS OF THE PLEDGOR
6. The Pledgor hereby declares as follows:
(a)	That the Charged Property is not charged, pledged or attached in favour of any other persons or parties, save for cars leased under capital lease agreements.

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(b)	That the Charged Property is, in its entirety, in the exclusive possession and ownership of the Pledgor or in the possession or under the control of the Bank, save for the rights of the Office of Chief Scientist in the intellectual property of the Pledgor as set forth in clause 37 below;

(c)	That no restriction or condition of law or any agreement exists or applies to the ability of the Pledgor to transfer or charge the Charged Property, save for the rights of the Office of Chief Scientist in the intellectual property of the Pledgor as set forth in clause 37 below;

(d)	That the Pledgor is capable of and entitled to charge the Charged Property, save for the rights of the Office of Chief Scientist in the intellectual property of the Pledgor as set forth in clause 37 below;

(e)	That no assignment of rights or other disposition or circumstance has occurred derogating from the value of the Charged Property.
COVENANTS OF THE PLEDGOR
7.	The Pledgor hereby covenants as follows:
(a)	To maintain the Charged Property in good working order and consistent with past practices and to notify the Bank of any case of damage or loss not covered by insurance, to the extent such damage or loss is in excess of $1,000,000 affecting same and to replace any damaged or lost item of Charged Property to the extent necessary to the conduct of its business within a reasonable period of time.

(c)	To allow any representative of the Bank, to inspect and examine the condition of the Charged Property wherever the Charged Property may be situated during normal business hours and upon written advance notice (such inspections and examinations to be limited to twice per year absent an Event of Default (during an Event of Default, no limitation on frequency of inspections shall be imposed and no written advance notice shall be required));

(d)	Upon the occurrence and during the continuance of an Event of Default, upon the Bank’s first demand, to deliver to the Bank or to any bailee on its behalf, the Charged Assets and/or the Charged Documents. In the event of the refusal of the Pledgor to comply with the provisions of this sub-clause, the Bank may, without the consent of the Pledgor, remove the Charged Assets and/or the Charged Documents from the Pledgor’s possession and hold the same or deliver the same to a bailee on behalf of the Bank at the reasonable expense of the Pledgor. Where the Charged Assets and/or Charged Documents have been so delivered to a bailee, the Bank shall be exempt from any loss or damage which for any reason may be caused to the Charged Assets and/or the Charged Documents.

(e)	Not to sell, dispose of, hire out, let, lease or transfer (or allow any other person to do such acts) any of the Charged Assets and the Charged Documents, except in the ordinary course of business and Pledgor may dispose or transfer Charged Assets in an amount not to exceed in the aggregate $500,000 per year, nor suffer any person to use them in any manner other than in the ordinary course of business without the prior written consent of the Bank;

(f)	Not to sell, transfer, let, lease, surrender, dispose of, relinquish or waive, in whole or in part, any present or future asset, claim or right of the Pledgor, except in the ordinary course of business and Pledgor may dispose or transfer any such asset, claim or right in an amount not to exceed in the aggregate $500,000 per year for fair consideration, without receiving the prior written consent of the Bank;

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(g)	To notify the Bank forthwith of the levying of any attachment on the Charged Property, to forthwith notify the attachor of the charge in favour of the Bank and to take at the Pledgor’s own expense immediately and without delay all reasonable measures as are required for discharging such attachment;

(h)	Not to charge or pledge in any manner or way the Charged Property by conferring any rights ranking pari-passu, prior to or deferred to the rights of the Bank and not to make any assignment of any right which the Pledgor may have in the Charged Property without receiving the prior written consent of the Bank;

(i)	To be liable towards the bank for any defect in the Pledgor’s title to the Charged Property, to the extent caused by Pledgor, and to bear the responsibility for the authenticity, regularity and correctness of all the signatures, endorsements and particulars of any Bills, documents, instruments and securities which have been or may be delivered to the Bank by way of collateral security;

(j)	To pay when due all taxes and compulsory payments levied against the Charged Property and/or the income accruing thereon under any law and to furnish the Bank, at its reasonable request, with all the receipts for such payments (but, absent an Event of Default, not more than once per year). If the Pledgor fails to make such payments when due and does not notify the Bank that it is contesting such payments in judicial process, the Bank may pay the same for the account of the Pledgor and debit the Pledgor with the payment thereof coupled with reasonable expenses incurred in connection therewith, and interest at the then applicable rate of interest according to the relevant application for provision of credit. Such payments shall be secured by this Debenture;

(k)	To maintain proper books of account and to allow the Bank or its representative to inspect such books during normal business hours and upon written advance notice (such inspections to be limited to twice per year absent an Event of Default (during an Event of Default, no limitation on frequency of inspections shall be imposed and no written advance notice shall be required));. The Pledgor undertakes to assist the Bank or its representatives and furnish them upon their reasonable request, with any balance sheets, financial statements, books of account, card indexes, tapes, ledgers, sources and materials and any information which they may require, including explanations concerning the financial and operational condition of the Pledgor and/or the business of the Pledgor, to be limited to once per quarter absent an Event of Default;

(1)	Not, in any year, so long as the Pledgor has not yet discharged to the Bank the sums due to the Bank from it in such year or prior thereto in respect of the Secured Sums, to make any loans to the Pledgor’s shareholders nor repay to any of the Pledgor’s shareholders, any existing or future loans, without the prior written consent of the Bank. The Pledgor undertakes to cause its shareholders to covenant with the Bank not to demand nor claim repayment of such loans as aforesaid;

(m)	That no structural change as regards the Pledgor and no change in the control of the Pledgor will occur without the prior written consent of the Bank.

(n)	Not to institute any proceedings whatsoever in respect of the Secured Sums which would have an adverse effect on the ability of the Bank to realise the property hereby charged.
8.	The Pledgor undertakes to notify the Bank forthwith:
(a)	of any claim of right to any collateral security given to the Bank to which this Debenture is applicable and/or of any execution or injunction proceedings or other steps taken to attach, preserve or realise any such collateral security;

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(b)	of any of the events enumerated in Clause 18 hereof;

(c)	of any material reduction in value of any collateral security granted or which may be granted by the Pledgor;

(d)	of any application filed for the winding-up of the Pledgor’s affairs or for the appointment of a receiver over the Pledgor’s assets as well as any resolution regarding any structural change in the Pledgor or any intention to do so;

(e)	of any change of address.
INSURANCE
9.	The Pledgor hereby undertakes to keep the Charged Property insured at all times against the usual risks, with such insurance companies and in such amounts as are standard in the Pledgor’s industry, and to assign to the Bank amounts payable in excess of $250,000 (Two Hundred and Fifty Thousand US dollars) (per every one insurable event) under the insurance policies up to the aggregate of the Secured Sums; provided however, absent an Event of Default, the Bank shall permit the Pledgor to collect all amounts payable under insurance policies and Pledgor shall reinvest such proceeds in assets used or useful in its business or that of its subsidiaries within 180 days of the receipt thereof.

10.	Without derogating from the foregoing, and in addition thereto, the Pledgor hereby undertakes to give to the insurance company with which the Charged Property has been insured, the following instructions:
(a)	To irrevocably establish the Bank as payment beneficiary under all contracts of insurance and to include the Bank as co-insured in the body of the insurance contract, but without the Bank being liable for any premiums.

(b)	Subject to the provisions of Section 9 above, the Pledgor agrees that for insurance proceed payments in excess of $250,000 (Two Hundred and Fifty Thousand US dollars) (per every one insurable event), each insurance company shall pay the entire insurance proceeds in respect of the Charged Property directly to the Bank as and when each insurance company is liable to pay such proceeds in accordance with the contract of insurance or by operation of law.

(c)	To furnish the Bank with a copy of the insurance certificate specifying the Bank as beneficiary as mentioned above.
All the foregoing shall not require, any further consent of the Pledgor, the Pledgor’s successors and/or assigns.

The Pledgor further undertakes to furnish the Bank with a certificate from the insurance company or companies containing an undertaking on its or their part not to set-off any of the insurance proceeds payable to the Bank with respect to the Charged Property, except for the unpaid balance of insurance premiums for insuring the Charged Property for the current year only, and if any insurance policy applies also to other property, in addition to the Charged Property, such certificate shall include the agreement of the insurance company to attribute the payments of premium received in connection with this insurance company first of all on account of insurance premiums due on account of insuring the Charged Property and also to act in accordance with the foregoing instructions and to notify the Bank of any cancellation or termination of any such insurance contract at least 30 (thirty) days prior to such cancellation or termination, notwithstanding any provision to the contrary under the Insurance Contract Law, 5741-1981, such notice constituting a condition precedent to the effectiveness of any such cancellation or termination of any such insurance contract.

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11.	In any of the following events, the Bank may, in its absolute discretion, insure the Charged Property in the name of the Bank and debit the account of the Pledgor with any insurance premiums and any other reasonable costs of insurance incurred by the Bank in connection therewith:
(a)	If the Charged Property is not insured by the Pledgor to the reasonable satisfaction of the Bank and the Pledgor has refused, after the Bank’s request, to obtain additional insurance as reasonably requested by the Bank;

(b)	If the Pledgor does not furnish the Bank within thirty (30) days from the date of signature of this Debenture with certificates of insurance in respect of the Charged Property on such conditions and for such period as shall be reasonably satisfactory to the Bank;

(c)	If ten (10) days prior to the expiration date of the insurance of the Charged Property, the Pledgor fails to furnish the Bank with certificates of insurance of the Charged Property on such conditions and for such period as shall be reasonably satisfactory to the Bank;
In the event of the insurance being effected by the bank as above, the Bank shall not be liable for any defect or shortcoming which may come to light in connection with the insurance. Any amounts paid (and not debited from Pledgor’s account) by way of insurance premiums and any other costs of insurance as aforesaid shall be secured by this Debenture.

12.	Upon the occurrence and during the continuance of an Event of Default, the Pledgor hereby appoints the Bank as the Pledgor’s sole representative and confers upon the Bank the exclusive right on behalf of the Pledgor to conduct negotiations, file claims, agree to any settlements or compromises, to make waivers, accept monies from insurance companies and to appropriate the same towards the discharge of the Secured Sums. The above power of attorney is irrevocable since the rights of the Bank and the rights of a third party are dependent thereon. Subject to Section 9 hereof, the Pledgor shall have no claims in connection with any settlements, compromises or waivers which the Bank may make with any such insurance companies.

13.	Subject to the agreements set forth herein, all the rights of the Pledgor deriving from the insurance of the Charged Property, including rights under the Property Tax and Compensation Fund Law, 5721-1961, as in force at any relevant time and under any other law, whether or not assigned to the Bank as aforesaid, are hereby charged to the Bank by way of a first ranking fixed charge and pledge.

14.	The Pledgor hereby undertakes to sign, upon the Bank’s first demand, all documents and certificates required to implement the Pledgor’s obligations under this heading. The Pledgor further undertakes not to cancel nor vary in any manner whatsoever any of the terms or the conditions of the insurance referred to above (other than insurance market conditions or changes outside the control of the Pledgor), without consulting with the Bank.
INTEREST
15.	(a)	Interest shall be calculated as set forth in the relevant Application for Revolving Credit or Application for Term Loan executed by the Pledgor and delivered to the Bank in connection with the Letter of Undertaking.

	(b)	Whenever the payment of any amount of the Secured Sums is overdue, it shall bear default interest at the rate which has been agreed upon in the Letter of Undertaking;

	(c)	Upon the occurrence of any event conferring upon the Bank the right to realise the collateral security granted under this Debenture, the Bank shall be entitled, upon notice to Pledgor, to raise the rates of interest on the Secured Sums to the Default Rate set forth in the Letter of Undertaking

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REPAYMENT DATES
16.	The Pledgor hereby undertakes to pay the Bank all and any of the Secured Sums promptly on the dates set forth in the relevant Application for Revolving Credit or Application for Term Loan executed by the Pledgor and delivered to the Bank in connection with the Letter of Undertaking.
17.	(a)	Except as set forth in Section 8(b) of the Letter of Undertaking, the Bank may decline to accept any prepayment of the Secured Sums or pay part thereof prior to the date of maturity thereof and the Pledgor shall not be entitled to redeem all or any of the Charged Property by discharging the Secured Sums and/or any part thereof prior to their prescribed maturity dates.

Neither the Pledgor nor any person having a right liable to be affected by the pledges and charges hereby created or the realisation thereof shall have any right under Section 13(b) of the Pledges Law. 5727-1967 or any other statutory provisions in substitution therefor.

	(b)	Subject to the provisions of any law, if the Bank agrees to prepayment on account of the Secured Sums, the Pledgor shall pay such prepayment fee as set forth in the Letter of Undertaking, or otherwise agreed in writing between the Pledgor and the Bank.
18.	Without derogating from the generality of the provisions of this Debenture, the Bank shall be entitled to demand the immediate payment of the Secured Sums and to debit any account of the Pledgor with the amount thereof upon the occurrence of any one of the events, each an “Event of Default”, enumerated below and, during the continuance of an Event of Default, in which case the Pledgor undertakes to pay the Bank all of the Secured Sums, and the Bank shall be entitled to take whatever steps it sees fit for the collection of the Secured Sums and in particular to crystallise the floating charge on the Assets Subject to a Floating Charge as provided in Clause 24(a) hereof and to realise, at the Pledgor’s expense, the collateral securities by any means allowed by law. The Events of Default are as follows:-
(a)	If the Pledgor commits a breach of or an “anticipatory breach” within the meaning of clause 17 of the Contracts (Remedies for Breach of Contract) Law, 5731-1970 of or fails to perform any of the terms and conditions herein contained or of any other obligation which Pledgor has incurred or may incur towards the Bank in relation to any credit granted or which may be granted pursuant to this Letter of Undertaking (including the Term Loan and the Revolving Credit Line) (hereinafter: “Credit”) and does not cure such breach or failure within 10 Business Days of such event, or if it transpires that any declaration or representation made by the Pledgor in relation to the granting of any Credit pursuant hereto is false or inaccurate.

(b)	If the Pledgor is in breach of (i) any of the financial covenants set forth in Paragraph 33 of the Letter of Undertaking and does not remedy such breach in accordance with Section 8(b)(i) of the Letter of Undertaking or by the end of the subsequent quarter and/or (ii) any of its additional financial undertakings set forth in Paragraphs 34 and 35 of the Letter of Undertaking.

(c)	If the Pledgor or any Subsidiary adopts a resolution to restructure, or any intention to do so, either as an absorbing, transferor or spin-off company or a voluntary winding up resolution or if an order for winding up or for freeze of proceedings is made against the Pledgor or any Subsidiary or if Pledgor’s or any Subsidiary’s name is struck out or is about to be struck out from any official register kept by law.

(d)	If a receiver is appointed over any substantial portion or all of Pledgor’s or any Subsidiary’s assets, or if an order is made against the Pledgor or any Subsidiary for receivership or an interim liquidator or special manager is appointed over the Pledgor or any Subsidiary or any bankruptcy or insolvency proceeding is commenced with respect to the Pledgor or any

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Subsidiary. Assets the value of which equals or exceeds $500,000 shall be deemed “substantial portion” of Borrower’s or any Subsidiary’s assets for the purposes hereof.

(e)	If an attachment or similar process of execution is levied against any substantial portion of Pledgor’s or any Subsidiary’s assets or against any substantial portion of the collaterals given by the Pledgor or on its behalf to the Bank. Assets or collaterals the value of which equals or exceeds $500,000 shall be deemed “substantial portion” of Borrower’s or any Subsidiary’s assets or of collaterals given by Borrower for the purposes hereof.

(f)	If the Bank in its reasonable discretion considers that there is a change in ownership or control affecting Pledgor’s constitution as against its constitution on the day of signature of this Letter of Undertaking.

(g)	If Pledgor or any Subsidiary ceases to pay its debts generally or to conduct its business.

(h)	If work at Pledgor’s or any Subsidiary’s business ceases or is substantially curtailed for two months or more.

(i)	If the Bank in its reasonable discretion considers that an occurrence has taken place which has — or is liable to have — a material adverse effect upon the Pledgor’s financial ability to repay the outstanding amount of the Credit.

(j)	If the Pledgor falls behind in the payment of any amount that the Pledgor owes to the Bank under, pursuant to and/or in connection with this Letter of Undertaking, any appendices thereto or any application thereunder for more than 7 (seven) days.

(k)	If an “Event of Default” (as defined under that certain Subordinated Note Purchase Agreement executed amongst the Pledgor and TA Subordinated Debt Fund, L.P. and TA Investors II, L.P. on 23 March, 2006 (the “Subordinated Note Purchase Agreement”) has occurred under the Subordinated Note Purchase Agreement or if Pledgor or Noteholders identified therein have failed to comply with any of their obligations under Section 2.14 (“Obligations Subordinate to Senior Indebtedness”) thereof.

(1)	If the Pledgor does not furnish the Bank with periodic financial statements, books of account and other authorities and materials in relation to the financial state of the Pledgor, as provided in Paragraph 21 hereof, or if the Pledgor is required so to do and it does not comply with any such requirement.

(m)	If, in the reasonable discretion of the Bank and in its reasonable estimation, a material deterioration has occurred in the value of the collaterals given for securing the repayment of the Credit.

(n)	If the Pledgor or any Subsidiary shall be required to make early repayment of the debts which it owes to other creditors for borrowed money.

(o)	If the Bank is unable to determine the rate of interest or is unable to refinance itself in the currency of the credit due to changes affecting any of the international money markets and/or if in the reasonable opinion of the Bank the continued granting of the credit becomes unlawful.
RIGHTS OF THE BANK
19.	The Bank shall have the right of possession, lien, set-off and charge over any amounts, assets and rights including securities, coins, gold, banknotes, documents in respect of goods, insurance policies, Bills, assignments of rights, deposits, collaterals and their countervalue, in the possession of or under the control of the Bank at any time for or on behalf of the Pledgor,

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including such as have been delivered for collection, as security, for safe-keeping or otherwise, subject to the limitations set forth in Section 17 of the Letter of Undertaking.

20.	The Bank shall be entitled, subject to the limitations set forth in Section 17 of the Letter of Undertaking, to retain the said assets until payment in full of the Secured Sums or to realise them by selling them and applying the countervalue thereof in whole or in part in payment of the Secured Sums.

21.	The Pledgor confirms that the Bank’s books, accounts and entries shall be binding upon the Pledgor, shall be deemed to be correct and shall serve as prima facie evidence against the Pledgor in all their particulars, including all reference to the computation of the Secured Sums, the particulars of the Bills, guarantees and other collateral securities and any other matter related hereto.

22.	The Bank shall be entitled, in its sole discretion, to accept or refuse any instructions or notices given verbally or by telephone or by any other mode which is unreliable or not reduced to clear and legible writing. In the event that the Bank agrees to act on the Pledgor’s instructions not being an instruction in writing in the usual way, the Pledgor accepts all responsibility for any mistake, misunderstanding or discrepancy and for any damage, loss or breach which may be caused as a result of such instructions being so given, unless such damage, loss or breach is caused by the Bank’s gross negligence or wilful misconduct.

23.	Without derogating from the other provisions contained in this Debenture, any waiver, extension, concession, acquiescence or forbearance (hereinafter: “waiver”) on the Bank’s part as to the non-performance, partial performance or incorrect performance of any of the Pledgor’s obligations pursuant to this Debenture, such waiver shall not be treated as a general waiver on the part of the Bank of any rights but as a limited consent given in respect of the specific instance. Any waiver granted by the Bank to any party to any Bill held by the Bank as collateral for the Secured Sums shall in no way or manner affect any of the Pledgor’s obligations thereunder.
24.	(a)	Upon the occurrence of and during the continuance of an Event of Default, the Bank shall be entitled to notify the Pledgor of the crystallisation immediately or on a date specified by the Bank of the floating charge over the Charged Property or any part thereof and to adopt all the measures it deems necessary in order to recover the Secured Sums and realise all of its rights hereunder, including the realisation of the Charged Property, in whole or in part, and to apply the proceeds thereof to the Secured Sums without the Bank first being required to realise any other guarantees or collateral securities, if such be held by the Bank.

	(b)	Upon the occurrence of and during the continuance of an Event of Default, should the Bank decide to realise securities, Bills and other negotiable instruments, then 10 days’ advance notice regarding the steps that the Bank intends to take shall be deemed to be reasonable advance notice for the purpose of Section 19(b) of the Pledges law, 5727-1967 or any other statutory provisions in substitution therefor.

	(c)	The Bank may, upon the occurrence of and during the continuance of an Event of Default, as attorney-in-fact of the Pledgor (and, for the limited purpose hereof, the Pledgor irrevocably appoints the Bank to be its attorney-in-fact upon the occurrence and during the continuance of an Event of Default), sell all or any of the Charged Property by public auction or otherwise, by itself or through others, for cash or instalments thereof or otherwise, at a price and on such terms as the Bank in its absolute discretion shall deem fit, and likewise the Bank may of its own accord or through the court or an execution office, realise the Charged property or any other property, inter alia, by appointing a receiver or receiver and manager on behalf of the Bank, who shall be empowered, inter alia:
(1)	to call in all or any part of the Charged Property.

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(2)	to carry on or to participate in the management of the business of the Pledgor, as they see fit.

(3)	to sell or agree to the sale of the Charged Property, in whole or in part, to dispose of same or agree to dispose of same in such other manner on such terms as they deem fit.

(4)	to make such other arrangement regarding the Charged Property or any part thereof as they deem fit.
(d)	All income to be received by the receiver or the receiver and manager from the realisation of the Charged Property from such a sale during the continuance of an Event of Default as well as any proceeds to be received by the Bank and/or by the receiver or receiver and manager from the sale of the Charged Property or any part thereof shall be applied in the following order:
(1)	firstly, to the discharge of all the costs and expenses incurred and which may be incurred in connection with the collection of the Secured Sums, including the costs and remuneration of the receiver or the receiver and manager in such amount as shall be prescribed by the Bank or approved by the court or the execution office;

(2)	secondly, to the discharge of the Secured Sums becoming due to the Bank by reason of any terms of linkage or on account of interest, damages, commissions, fees, charges and expenses due and becoming due to the Bank pursuant to this Debenture;

(3)	thirdly, to the discharge of the principal amount o the Secured Sums;
or in such order of appropriation as the Bank shall reasonably determine.
25.	Should the payment date of the Secured Sums or any part thereof not yet have fallen due at the time of the sale of the Charged Property, or the Secured Sums be due to the Bank contingently only, then the Bank shall be entitled to recover out of the proceeds of the sale an amount sufficient to cover the Secured Sums and the amount so recovered and yet to be appropriated to the discharge of the amounts mentioned in Clause 24(d) above shall be charged to the Bank as security for, and be held by the Bank until the discharge in full of, the Secured Sums. Any proceeds recovered in excess of the amount sufficient to fully cover the Secured Sums shall be discharged to the Pledgor.
NATURE OF THE COLLATERAL SECURITY
26.	The collateral securities which have been or may be given to the Bank under this Debenture shall be continuing and revolving securities and shall remain in force until the Bank certifies in writing that this Debenture is null and void or until the obligations of the Pledgor under the Letter of Undertaking are paid in full and there is no further commitment on the part of the Bank to advance any additional credit under the Letter of Undertaking and the Bank certifies same in writing.

27.	All collateral securities and guarantees which have been or may be given to the Bank for payment of the Secured Sums shall be independent of one another.

28.	The nature and effect of the collateral securities to which this Debenture is applicable shall not be affected nor shall the validity of any of the securities and obligations of the Pledgor hereunder be impaired or affected by any compromise, concession, granting of time or other like release consented to by the Bank with respect to the Pledgor or by any variation in the Pledgor’s

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obligations towards the Bank in connection with the Secured Sums or by any release or waiver by the Bank of any other collateral security or guarantees.

29.	The Bank may deposit all or any of the collaterals given or which may be given pursuant to this Debenture with a bailee of its own choosing, at its discretion and at the Pledgor’s reasonable expense, and may substitute such bailee with another from time to time. The Bank may register all or any of such collaterals with any competent authority in accordance with any law and/or in any public register.
RIGHT OF ASSIGNMENT
30.	The Bank may at any time, at its own discretion and without the Pledgor’s consent being required, assign this Debenture and its rights arising hereunder, including its rights in the collaterals in whole or in part (collectively, the “Rights”) and any assignee may also reassign its interests in the Rights without any further consent being required from the Pledgor. Such assignment may be effected by endorsement on this Debenture or in any other way the Bank or any subsequent assignor deems fit to any person and/or corporation, whether in Israel or abroad, (a “Transferee”), subject to the provisions of this clause hereunder.

For the purposes hereof, the term “transfer” shall mean the sale and/or assignment of the Rights, in whole or in part, effected either directly or through a special purpose company (“SPG”) or by way of sale of participation in the Rights and/or in any other way the Bank deems fit. Such transfer may be effected to one or to any number of Transferees, either simultaneously or from time to time.

The Bank may, at any time, disclose information with respect to a transfer to any person and/or corporation, whether in Israel or abroad, to whom the Rights may be transferred and with whom negotiations are taking place or may take place for such purpose (a “Potential Transferee”). The Bank may also disclose information to consultants engaged on its own behalf and/or on behalf of any Potential Transferee, as well as to credit rating agencies for the purpose of rating the Rights. Such disclosure of information may be effected only upon the Bank receiving a confidentiality letter from the Potential Transferee, consultants and/or credit rating agencies, as the case may be, in form acceptable to the Bank and which inures also to the benefit of the Borrower.
NOTICE OF OBJECTION
31.	The Pledgor undertakes to notify the Bank in writing of any objection or contention it may have regarding any statement of account, extract thereof, certificate or notice received by it from the Bank including information received through any automatic terminal facility. Where no such objection or contention is received by the Bank within 60 days of the receipt of such statement of account, extract, certificate or notice then the Pledgor will be deemed to have confirmed the correctness thereof.
EXPENSES
32.	All the reasonable expenses incurred by the Bank in connection with this Debenture as detailed in the Bank’s scale of charges, as in force from time to time, including the fee for preparing credit and security documents, the stamping and registration of documents, and all and any expenses involved in the realisation of the collateral security and institution of proceedings for collection (including the fees of the Bank’s lawyers), insurance, safe-keeping, maintenance and repair of the Charged property — shall be paid by the Pledgor to the Bank within 10 business days of its first demand, together with interest at the rate set forth in the relevant application for the provision of credit from the date 7 business days after demand was made until payment in full, and until payment in full, all the above expenses together with interest thereon shall be secured by this

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Debenture. The Bank may debit the Pledgor with the aforesaid expenses, together with interest thereon, if not paid when due.
LIABILITY OF THE PLEDGOR
33.	[Deleted]
INTERPRETATION
34.	In this Debenture — (a) the singular includes the plural and vice versa; (b) the masculine gender includes the feminine gender and vice versa; (c) “Bank” means:- Bank Hapoalim B.M. and/or and any of its branches existing on the date hereof and/or to be subsequently opened, wherever they may be, its assigns, successors, or attorneys-in-fact; (d) “Bills” means: promissory notes, bills of exchange, cheques, undertakings, guarantees, sureties, assignments, bills of lading, deposit notes and any other negotiable instruments; (e) “Structural change” means with respect to the Pledgor, any merger or divestiture (within the meaning of these terms in Part E-2 of the Income Tax Ordinance or any other statutory provision in substitution therefor) as well as any transfer of assets in return for shares, irrespective of whether according to the aforesaid Part E-2 or otherwise; (f) “Subsidiary” means, with respect to the Pledgor, as of the date of execution of this Letter of Undertaking, Alma Lasers, Inc., and any time thereafter, a corporation, partnership, limited liability company, or other entity in which the Pledgor directly or indirectly owns or controls the shares of stock having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity; (g) the headings are only indicative and are not to be used in construing this Debenture; (h) the recitals hereto form an integral part hereof.
NOTICES AND WARNINGS
35.	Notices shall be given in accordance with Section 30 of the Letter of Undertaking (with the Pledgor’s address set forth as the “Borrower” therein).
GOVERNING LAW AND PLACE OF JURISDICTION
36.	(a)	This Debenture shall be construed in accordance with the laws of the State of Israel.

	(b)	The exclusive place of jurisdiction for the purpose of this Debenture is hereby established as the competent court of law in Israel situated in the city nearest to the place of signature of this Debenture or in one of the following cities: Jerusalem, Tel Aviv-Jaffa, Haifa, Beersheba or Nazareth.
SPECIAL CONDITIONS
37.	Notwithstanding any of the foregoing, it is hereby stipulated that the grant of security interest in and the rights of the Bank under the Debenture with respect to any Charged Property subject to, or developed under the funding of the Office of the Chief Scientist (“OCS”) pursuant to research plans numbers 25933, 26963, 28285 or 33125 (the “Specified Assets”), shall be subject to the consent and the rights of the OCS under the Encouragement of Industrial Research and Development Law, 5744-1984 and such research plans approval letters, to the extent OCS has not waived its rights with respect to, or consented to the grant of security interest in, the Specified Assets in writing.

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IN WITNESS WHEREOF THE PLEDGOR HAS SIGNED

/s/ [ILLEGIBLE]
Alma Lasers Ltd
(The Pledgor)

Acknowledgement
I, the undersigned Craig Rubin, Adv., regis. no. 20303, legal counsel for Alma Lasers Ltd., Co. no. 51-2836172 (the “Company”), hereby certify that:
a)	The Company caused the above document to be executed on its behalf by its authorized signatory/ies, Mr./Mrs. Yaron Suher i-d. no. ZZ606875 pursuant to and in accordance with the resolutions of the board of directors of the Company;

b)	said resolutions were passed duly, lawfully and in accordance with the constituting documents of the Company;

c)	the above signatures bind the Company, and the above document has been duly executed.

March 23, 2006	Craig Rubin	(Stamp)
Date	Signature	Stamp

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SCHEDULE A
FORM OF NOTICE OF DRAWDOWN
Account No(s)
613951

I.D. Card No./
Customer’s Name	Address and Area Code	Telephone No.	Corp. Reg. No.
Alma Lasers Ltd.	7 Haeshel Street P.O.B. 3021 Caesarea Industrial Park, Caesarea, Israel 38900	(972-4) 627-5357	51-283617-2
To
Bank Hapoalim B.M.
Central Branch (600)
Dear Sirs,

Re:	Notice of Drawdown — Application for Revolving Credit dated the day of , 2006 Letter of Undertaking dated the day of , 2006
Alma Lasers Ltd. (the “Company”) hereby refers to the Letter of Undertaking (as from time to time amended, varied or supplemented) dated                      , 2006 (“the Letter of Undertaking”) and to the Application for Revolving Credit dated                      , 2006 made thereunder (“Application”); (the Letter of Undertaking and the Application, collectively — “the Credit Documents”).
1.	The Company hereby gives the Bank notice that, pursuant to the Credit Documents and on [date of proposed Advance], the Company wishes to borrow an Advance in the amount of U.S.$ [ ____ ], upon the terms and subject to the terms and conditions contained therein and hereinbelow.

2.	This notice is irrevocable.

3.	The Company confirms that, at the date hereof, the representations contained in Paragraph 7 and elsewhere in the Letter of Undertaking are true in all material respects and no Event of Default has occurred and is continuing.

4.	Terms used in capital letters herein but not defined herein bear the same meaning as in the Credit Documents.

Following are the terms of the Advance:
5.	Repayment of Principal
The Company undertakes to pay the principal of the Advance (“Advance Principal”) in the Currency of the Revolving Credit in the Currency of the Revolving Credit as follows:
☐      in one lump sum due and payable on
☐      every month/three months/six months/                      months* — commencing on                      and ending on                     .
☐
6.	Interest
Advance Principal shall bear interest according to the Application.
7.	Interest Periods
The Interest applicable to the Advance Principal shall be determined by the Bank two business days in advance every month/three months/six months/                     months by reference to the respective LIBOR applied by the Bank to the respective Interest Period (each such period being hereinafter — an “Interest Period”).
We are aware that the first and/or last Interest Period may be shorter or longer than the other Interest Periods, as the Bank in its discretion may deem fit and pursuant to the conditions prescribed for repaying the Advance Principal.
8.	Interest Payment Dates
The Interest due on the Advance Principal (excluding Default Interest) shall be paid by the Company to the Bank at the end of every Interest Period calculated on the balance of the Advance Principal outstanding from time to time from the commencement of the current Interest Period up to the end of the respective Interest Period, according to the Interest rate fixed for such Interest Period.
Interest will be repaid in the currency of the Revolving Credit and be computed on the basis of the number of days that have actually elapsed divided by 360.
9.	Repayment Schedule
Details of the installments and dates of repayment of Advance Principal (reflecting Clause 5 above) and interest thereon will be contained in a repayment schedule for each Advance that will be sent to the Company by the Bank shortly after the date of the grant of the Advance, and such schedule will form an integral part of the Credit Documents. If the repayment schedule does not reach the Company within 30 days of the date on which the Borrower’s Account has been credited with the Advance Principal, the Company shall notify the Bank thereof in writing within 45 days of the date on which such Advance Principal was credited to the Borrower’s Account and in the absence of such notice a copy of the repayment schedule held by the Bank will be binding upon the Company.

10.	Days not being Business Days
If any payment due from the Company hereunder and/or if the last day of any Interest Period falls due on a day which is not a Business Day, such payment shall be made on and/or the respective Interest Period shall be extended, as the case may be, until the next day which is a Business Day and bear interest at the rate required according to clause 3 of the Application, unless it would thereby be made in the next calendar month, in which case such payment will be made on the immediately preceding Business Day.
Where any installment on account of the Advance Principal falls due in a calendar month in which any Interest Period ends, the due date of said installment shall be deferred to the last day of said Interest Period so as to ensure that the due date of payment on account of the Advance Principal and the due date for payment of interest thereon in any such case are one and the same.
IN WITNESS WHEREOF WE HAVE SIGNED: